UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 29, 2013

Rockwood Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32609	52-2277366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Overlook Center, Princeton, New Jersey 08540
(Address of principal executive office)(Zip Code)

(609) 514-0300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Announcement of Joint Venture

On December 2, 2013, Rockwood Holdings, Inc. (“Rockwood”) announced an agreement with Tianqi Group HK Co., Limited (“Tianqi Group HK”), a wholly-owned subsidiary of Chengdu Tianqi Group Co., Ltd. (“Tianqi”), to acquire a 49% interest in Windfield Holdings Pty Ltd (“Windfield”), which directly owns 100% of the equity of Talison Lithium Pty Ltd, a company incorporated in Australia (“Talison”), and to grant to Tianqi an option to purchase up to 30% of the equity interests in Rockwood’s wholly-owned indirect subsidiary, Rockwood Lithium GmbH (“Rockwood Lithium Europe”).

Talison is a leading producer of lithium concentrate from its lithium mineral project in Western Australia and, through its wholly owned subsidiaries, owns and operates a lithium mine in Greenbushes, Western Australia.  Rockwood had previously pursued a direct acquisition of Talison in August 2012 pursuant to a Scheme Implementation Agreement; however, that agreement was terminated in December 2012 in connection with Tianqi’s ultimate purchase of Talison, through its subsidiary Windfield, in March 2013.

Windfield is currently owned by Tianqi Group HK and a minority shareholder.  The shares of the minority shareholder will be repurchased by Windfield in connection with the Acquisition (defined below).  Upon completion of the Acquisition, Windfield will be owned 51% by Tianqi and 49% by Rockwood.  Windfield owns solely Talison and its subsidiaries.

Rockwood Lithium Europe is a leading global integrated producer of lithium compounds and a significant provider of cesium compounds. Rockwood Lithium Europe does not include Rockwood’s Chilean or North American lithium business.

Acquisition of Interest in Talison

Rockwood and Tianqi Group HK entered into an Acquisition Agreement, dated as of November 29, 2013 (the “Acquisition Agreement”) pursuant to which Rockwood will purchase an interest in Windfield, the parent of Talison (the “Acquisition”) through a United Kingdom incorporated company, RT Lithium Ltd (“RTLi”).  RTLi was formed for the purpose of holding interests in Windfield, which holds 100% of the equity interests in Talison.  Pursuant to the Acquisition Agreement, to effect Rockwood’s indirect investment in Talison, Rockwood will contribute through RTLi $196 million in cash to Windfield as equity (including $72 million which will be contributed in connection with the repayment by offset of the Subscription Loan described below) and will loan $670 million to Windfield (the amount of the loan is subject to adjustment based upon the net cash and cash equivalents held at Talison upon completion of the Acquisition).  Rockwood expects to fund its $866 million (subject to adjustment) investment with cash on hand.  Upon completion of the Acquisition, Windfield will be owned 51% by Tianqi, or one of its wholly-owned subsidiaries, and 49% by Rockwood through RTLi.

The Acquisition Agreement, which is governed by the law of Western Australia, contains certain representations and warranties and provides that the closing of the Acquisition is subject to certain closing conditions, including, but not limited to, approval of Australia’s Foreign Investment Review Board, shareholder approval of repurchases of certain shares held by Tianqi and the minority shareholder and required competition filings in Germany.

Rockwood expects the Acquisition to close in the first quarter of 2014, subject to receipt of the regulatory approvals described above.

Rockwood Term Loan

Rockwood and Windfield have entered into a Loan Agreement, dated as of November 29, 2013 (the “Rockwood Term Loan Agreement”), pursuant to which a loan will be made from Rockwood to Windfield in connection with the repurchase by Windfield of certain of its shares from Tianqi Group HK and the minority shareholder and the payment of certain amounts, expenses and other duties payable in connection with the Acquisition (the “Rockwood Term Loan”).

When drawn, the Rockwood Term Loan will (i) be in a principal amount of approximately $670 million (subject to adjustment based upon the net cash and cash equivalents held at Talison upon completion of the Acquisition), (ii) have a maturity date two years from the date of first draw down of the loan, and (iii) bear interest, payable annually, at an interest rate of 8% per annum (which rate shall increase to 13% per annum on any amounts that Windfield fails to pay on the applicable due date), provided that the interest payable on the first anniversary of the draw down will be added to the principal amount rather than paid in cash unless Windfield elects to pay such accrued interest on such date in cash.

Pursuant to the terms of the Rockwood Term Loan Agreement, the borrowings will be repaid with any excess cash available at Windfield, subject to reasonable reserves for working capital, on a quarterly basis, with no minimum amount repayable each quarter. Windfield may prepay the loan, with no penalty, at any time. If Windfield enters into a permitted refinancing of the Rockwood Term Loan, it must apply all the proceeds of such refinancing first to repay the Rockwood Term Loan.  Pursuant to the Shareholders Agreement described below, if any borrowings remain outstanding on the second anniversary of the draw down, each of Tianqi and Rockwood are required to pay Windfield a sufficient amount in immediately available funds to repay 51% and 49%, respectively (or if the shareholding percentages have changed prior to the second anniversary of the draw down, the applicable pro rata share), of the outstanding balance.

At the time of the draw down, Rockwood will receive, pursuant to a security agreement, a pledge by Windfield of all of its shares in Talison.

The Rockwood Term Loan Agreement is, and the security agreement will be, governed by the law of Western Australia.

Subscription Loan Agreement.  In addition, Rockwood and Windfield have entered into a Subscription Loan Agreement, dated as of November 29, 2013 (the “Subscription Loan Agreement”), in connection with Rockwood’s subscription for shares (the “Subscription Shares”) in Windfield (the “Subscription Loan”).  When drawn, the Subscription Loan will be in a principal amount of approximately $72 million.  The Subscription Loan is expected to be extended and repaid on the same day, which shall be the closing date of the Acquisition.  Windfield will set-off the amount of the Subscription Loan against the amount payable by Rockwood under the Acquisition Agreement for the Subscription Shares.  The Subscription Loan Agreement is governed by the law of Western Australia.

Shareholders Agreement

Rockwood and Tianqi have entered into a Shareholders Agreement, dated as of November 29, 2013 (the “Shareholders Agreement”), which sets forth certain provisions related to the Acquisition and the conduct of business of Windfield and Talison, including, but not limited to, (i) a break fee, (ii) the distribution of technical grade lithium concentrate, (iii) the governance of Windfield and Talison, (iv) transfer restrictions, and (v) repayment of the Rockwood Term Loan and future distributions.  The Shareholders Agreement is governed by the law of Western Australia.

Break Fee.  Pursuant to the Shareholders Agreement, in the event of a material breach or insolvency event prior to the completion of the Acquisition, including a failure to make the necessary funds available pursuant to the Acquisition Agreement, a break fee would be payable to the non-breaching party of $30 million in the case of a breach by Rockwood, or $7.5 million in the case of a breach by Tianqi, in each case, as a non-exclusive remedy, assuming satisfaction of all other conditions to closing of the Acquisition.

Lithium Concentrate Distribution Agreements.  Pursuant to the Shareholders Agreement, each of Rockwood and Tianqi agree to enter into technical grade lithium concentrate distribution agreements with Talison Lithium Australia Pty Ltd (“Talison Australia”), a subsidiary of Talison, upon completion of the Acquisition.  The technical grade lithium concentrate distribution agreements will provide that for a period of the longer of (a) the term of the Shareholders Agreement and (b) twenty years, Tianqi will have an exclusive distribution right for technical grade lithium concentrate produced by Talison Australia in China (including Hong Kong and Taiwan) and Rockwood will have an exclusive distribution right for technical grade lithium concentrate produced by Talison Australia on a worldwide basis excluding China.

In addition, pursuant to separate chemical grade lithium concentrate off-take agreements, each of Rockwood and Tianqi will be entitled to up to 50% of Talison Australia’s production of chemical grade lithium concentrate also for a period of the longer of (a) the term of the Shareholders Agreement and (b) twenty years.  Rockwood and Tianqi may only use the chemical grade lithium concentrate acquired from Talison Australia for manufacture into lithium carbonate, lithium hydroxide or other lithium chemicals by itself or through an affiliate.  If, at any time during the term of its off-take agreement, Rockwood or Tianqi, as the case may be, holds no shares in Windfield, it would have the right for the remainder of the term of the agreement to off-take the lesser of (i) the actual production of chemical grade lithium concentrate purchased by Rockwood or Tianqi (as the case may be) in the previous contract year and (ii) 50% of the estimated production for the contract year in which Rockwood or Tianqi, as the case may be, ceases to be a shareholder, but in each case not more than 50% of the production.

Governance.  Pursuant to the Shareholders Agreement, each of Rockwood and Tianqi will initially designate two members of the board of directors of Windfield (the “Board”), which number will be reduced to one representative when a party’s ownership level is between 25% and 40% and no representative when such ownership level is below 25%.  While Tianqi’s ownership level is above 50%, it may designate one of its directors as chairman of the Board.  Each director is entitled to one vote, with the chairman of the Board holding a casting vote in the event of an equality of votes.  Action by the Board will generally require a simple majority consent, unless the action is one that is designated as requiring a super-majority consent (which requires two-thirds approval).  Decisions requiring a super-majority consent include decisions in relation to acquisitions and disposals and any other action that would result in a material change to the business, certain related party transactions, decisions in relation to share capital or incurrence of debt and any change to the constitution of Windfield.

Pursuant to the Shareholders Agreement, each of Rockwood and Tianqi will similarly initially designate two members of the board of directors of Talison, which will act by similar voting provisions.

Transfer Restrictions. Neither Rockwood nor Tianqi may transfer its shares in Windfield prior to the first anniversary of the completion of the Acquisition, other than certain transfers to affiliates or in connection with a change of control, material breach or insolvency event.  Following the first anniversary of the completion of the Acquisition, each of Rockwood and Tianqi may transfer its shares in Windfield to a third party, subject to a right of first refusal of the other party and the purchaser’s entry into the Shareholders Agreement.  In the event of certain change of control transactions, insolvency or breach of obligations to fund Windfield to ensure repayment of the Rockwood Term Loan by Tianqi, the other party will have a right to purchase shares of Windfield at fair market value. In the event of an uncured material breach of the transaction documents (which include the Acquisition Agreement, the Rockwood Term Loan Agreement, the Subscription Loan Agreement, the Shareholders Agreement, the Deed of Cross Security (described below), the technical grade lithium concentrate distribution agreements and the chemical grade lithium concentrate off-take agreements), the other party will have a right to purchase shares of Windfield at 90% of fair market value. Fair market value will be determined by agreement or, failing agreement, by an independent expert.  At any time when either Rockwood or Tianqi owns more than 75% of the shares of Windfield, such majority holder will be entitled to drag-along the minority holder in any proposed sale to a third party, and the minority holder will have a right to tag-along in any such sale if not required by the majority holder to sell.  Following the fourth anniversary of the completion of the Acquisition, shareholders holding more than 75% of the shares of Windfield may cause the public listing of Windfield shares.

Repayment of Rockwood Term Loan and Future Distributions.  So long as any amounts remain outstanding on the Rockwood Term Loan, Windfield must not declare or pay any dividends or other distributions on any equity.  Following the repayment in full of the Rockwood Term Loan, subject to restrictions of applicable law or any external financing arrangements from time to time, and subject to appropriate reserves for working capital, Windfield must distribute any excess cash and cash equivalents of itself and each of its subsidiaries, on at least an annual basis, to each of Rockwood and Tianqi, pro rata in accordance with each of their relative interests.  The Shareholders Agreement allows for Windfield and Talison to raise up to $250 million in debt to provide Windfield with money to repay part of the Rockwood Term Loan.  As described above, if any borrowings remain outstanding on the second anniversary of the draw down, each of Tianqi and Rockwood are required to pay Windfield a sufficient amount in immediately available funds to repay 51% and 49%, respectively, of the outstanding balance.  Pursuant to the Shareholders Agreement, unless Tianqi and Rockwood agree otherwise, such amounts will be contributed as equity.

Deed of Cross Security.  Each of Rockwood and Tianqi will secure the obligations it owes to the other in accordance with certain provisions of the Shareholders Agreement (including the transfer of shares in Windfield upon an event of default, the terms and consequences of transfer of shares in Windfield, drag-along rights and the payment obligations if the Rockwood Term Loan remains outstanding at the second anniversary of the draw down) by pledging its shares in Windfield to the other pursuant to the Deed of Cross Security.

Option to Invest in Rockwood Lithium Europe

In connection with the Acquisition, Rockwood Specialties Group GmbH (“RSGG”), a wholly-owned subsidiary of Rockwood, entered into an option agreement with Tianqi (the “Option Agreement”), pursuant to which Rockwood has granted to Tianqi an option (the “Rockwood Lithium Europe Option”) to purchase from 20 to 30% of the equity interests in Rockwood Lithium Europe, which is a wholly-owned subsidiary of RSGG.   The Rockwood Lithium Europe Option will be exercisable by Tianqi at any time from January 1, 2014 until December 31, 2016 at an exercise price equal to the trailing 12 month EBITDA of Rockwood Lithium Europe multiplied by 14, minus the net debt of Rockwood Lithium Europe, calculated based on the (indirect) portion of Rockwood Lithium Europe that is subject to Tianqi’s purchase, subject to adjustments based on the financial condition of Rockwood Lithium Europe at the time of exercise.

Upon exercise of the option, the parties will form a limited partnership under German law (the “Rockwood Lithium Europe Partnership”), to which RSGG would contribute its interests in Rockwood Lithium Europe. The Rockwood Lithium Europe Partnership would be controlled by Rockwood through its ownership of the sole general partner.

The effectiveness of Option Agreement is conditioned upon confirmation by RSGG and Tianqi prior to December 31, 2013.

The Option Agreement, which is governed by German law, contains certain representations and warranties (including an agreement by Rockwood to conduct the business of Rockwood Lithium Europe in the ordinary course between the last day of the last calendar quarter for which Rockwood published a quarterly report until the completion of Tianqi’s participation and not to sell its interest in Rockwood Lithium Europe during that period), is subject to regulatory approvals, including merger control approvals and either approval or non-investigation of the exercise of the option and Tianqi’s investment under the German Foreign Trade Act and Regulation.  The closing of the Acquisition by Rockwood is a condition precedent to Tianqi’s right to exercise its option to purchase an indirect equity interest in Rockwood Lithium Europe.

Rockwood Lithium Europe Partnership.  Upon exercise (if any) of the Rockwood Lithium Europe Option, (i) the parties will form the Rockwood Lithium Europe Partnership, (ii) Rockwood will be required to transact with the newly formed limited partnership on an arm’s length basis and (iii) each of Rockwood and Tianqi will have a right of first offer on any new issuances of equity interests from the partnership.  In the event Rockwood were to cease to own any interest in Talison following the exercise of the Rockwood Lithium Europe Option, Rockwood would have the right to repurchase from Tianqi, and Tianqi would have the right to cause Rockwood to repurchase, the indirect interest acquired by Tianqi pursuant to the Rockwood Lithium Europe Option at a price equal to the greater of the exercise price of the Rockwood Lithium Europe Option (with adjustments for interest and cash distributions) and a price determined using the same formula as set forth in the Rockwood Lithium Europe Option, calculated at the time of such repurchase. Under the terms of the partnership agreement, the parties are entitled to distributions of profits, subject to cash required for normal operations or required by law.

This report contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts may be forward looking statements. Words such as “may,” “will,” “should,” “could,” “likely,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” “predicts” and “outlook” and similar words and expressions are intended to identify forward-looking statements. Examples of Rockwood’s forward-looking statements include, among others, statements relating to Rockwood’s outlook, Rockwood’s future operating results on a segment basis, Rockwood’s dividend yield, the timing of the closing of this transaction, the impact on earnings per share, expected lithium reserves, the expected timing and closing of the announced divestitures and the proceeds from announced divestitures, Rockwood’s future Adjusted EBITDA, Adjusted EBITDA margins and free cash flows, Rockwood’s share repurchase plans and Rockwood’s strategic initiatives. Although they reflect Rockwood’s current expectations, they involve a number of known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied, and are not guarantees of future performance. These risks, uncertainties and other factors include, without limitation, Rockwood’s business strategy; changes in general economic conditions in North America and Europe and in other locations in which Rockwood currently does business; competitive pricing or product development activities affecting demand for Rockwood’s products; technological changes affecting production of Rockwood’s materials; fluctuations in interest rates, exchange rates and currency values; availability and pricing of raw materials; governmental and environmental regulations and changes in those regulations; fluctuations in energy prices; changes in the end-use markets in which Rockwood’s products are sold; hazards associated with chemicals manufacturing; Rockwood’s ability to access capital markets; Rockwood’s high level of indebtedness; risks associated with competition and the introduction of new competing products, especially from the Asia-Pacific region; risks associated with international sales and operations; risks associated with information securities and the risks, uncertainties and other factors discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Rockwood’s Form 10-K for the year ended December 31, 2012 and other periodic reports filed with or furnished to the Securities and Exchange Commission. Rockwood does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKWOOD HOLDINGS, INC.

	By:	/s/ Michael W. Valente
		Name:	Michael W. Valente
		Title:	Assistant Secretary

Dated: December 5, 2013